[GRAPHIC OMITTED]







                                 April 18, 2002


Bruce C. Galton
President and CEO
SENESCO TECHNOLOGIES, INC.
303 George Street
Suite 420
New Brunswick, NJ 08901

Dear Bruce:

This letter shall serve to confirm our agreement as follows:

1. SENESCO TECHNOLOGIES, INC. ("Company") hereby retains Lippert/Heilshorn & Associates, Inc., ("LHA") effective as of April 22, 2002 for its FINANCIAL COMMUNICATIONS SERVICES PROVIDED IN SECTION 2 BELOW.

2. The duties performed by LHA on behalf of the Company may include but are not limited to:

     a. Develop, for approval and implementation, programs designed to achieve the Company's Financial Communications objectives
     b. Advise Company management on Investor Relations aspects of Company's policies, opportunities and problems
     c.   Prepare Corporate Fact Sheet
     d.   Prepare and issue material press releases
     e.   Assemble and maintain quarterly buy/sell industry peer group matrix
     f.   Prepare peer materials
     g.   Arrange periodic meetings with buy/sell analysts, retail brokers, etc.
     h. Coordinate conference calls between Management and key investment professionals
     i. Provide professional staff services as may be required to help the Company carry out program objectives including the use of LHA proprietary investor database
     j.   Prepare and distribute letters to shareholders (IF APPLICABLE)
     k. Company will be included in LHA Quarterly Client Roster and listed in LHA's Web Site
     l. Company will be included in LHA's monthly Client List sent to all investors
     m. Regular inspection of Company descriptions and coverage to assure accuracy in Electronic Bulletins, i.e. Bloomberg and Dow Jones.

3. The initial term of this agreement shall be for the period of twelve (12) months commencing on April 22, 2002 and expiring on April 30, 2003. However, Company may terminate the agreement at anytime after the initial ninety- (90) day period with sixty- (60) day notice. During said sixty-
     (60) day notice period, the parties shall continue to perform all of their obligations under this Agreement, including Company's payment of the monthly retainer fee and reimbursement of disbursements under Paragraph's 4 and 6 hereof.

4. As long as this agreement is in force compensation for the services being rendered by LHA shall be payable in monthly installments of $10,000.00. Commencing on May 1, 2003 and each anniversary year thereafter, such fee shall be increased by 5% to partially offset LHA's increased operating expenses.

5. In the event LHA is required to perform services outside the scope (Crisis Communications, and/or Special Situations, i.e. M & A) of the agreed upon IR services under Paragraph 2 hereof, LHA with written client approval, will invoice the company at the standard billable hourly rates, as listed in Appendix 2, for the participating principals and staff, as they are required to carry out this task; plus reasonable expenses not to exceed $5,000 without Company's consent. Company shall receive detail of such expenses.

     IN ORDER FOR LHA TO COMMENCE WORK FOR COMPANY, LHA WILL REQUIRE A PRO-RATED APRIL AND TWO-MONTH ADVANCE RETAINER OF $22,500.00, WHICH SERVES AS PAYMENT FOR THE LAST WEEK OF APRIL AND PREPAYMENT FOR THE FIRST FULL TWO MONTHS PROFESSIONAL FEES.

6. In addition, Company shall be responsible for all reasonable and necessary disbursements made by LHA on your behalf, including but not limited to long distance telephone calls and in-house expenses (see Appendix 1). At the end of each month, LHA shall bill Company, and Company shall reimburse LHA for all expenses (not to exceed $2,000 per month without Company's consent) and disbursements made on your behalf. All expenses and disbursements incurred will be itemized in each monthly invoice.

     INVOICES ARE DATED THE 1ST OF THE MONTH AND ARE DUE AND PAYABLE WITHIN 30 DAYS.

7. Recognizing that LHA's most highly valued resource is its professional staff, the Company agrees that it shall not employ, hire or retain, or recommend to others the employment, hiring or retention of any person employed by LHA without prior written consent of LHA partners. This limitation would expire one (1) year after the employee has left LHA. The liquidated damages due to LHA shall be three (3) times the last annualized total compensation paid by LHA to any such person in addition to relief at law or in equity. In return, LHA agrees not to employ, hire or retain, or recommend to others the employment, hiring or retention of any person employed by Company without prior written consent of Company. This limitation would expire one (1) years after employee has left Company. The liquidated damages due to Company shall be three (3) times the last annualized total compensation paid by Company to any such person in addition to relief at law.

8. LHA acknowledges its responsibility to preserve the confidentiality of any confidential information disclosed by Company to LHA, except for such disclosure as may be required by court order, subpoena or other judicial process. "Confidential Information" shall mean information, ideas or materials now or hereafter owned by or otherwise in the possession or control of, or otherwise relating to, the Company or any of its affiliates, including inventions, business or trade secrets, know-how, technique, data, reports, drawings, specifications, blueprints, flow sheets, designs, or engineering, construction, environment, operations, marketing or other information, business strategies and plans and other similar business, technical, or private material whatsoever related to the Company's business, together with all copies, summaries, analyses, or extracts thereof, based thereon or derived therefrom in any and all forms.

     LHA shall not, without prior written consent of Company, use Confidential Information for any purpose other than performing the Financial Communications Services, or disclose in any manner whatsoever Confidential Information except as provided herein. LHA shall disclose

     Confidential Information only to those employees, if any, of LHA who have a need to know such Confidential Information and are directly involved in performing the Financial Communications Services and shall ensure that such employees are bound by the terms and conditions hereof.

     For the purpose of this Agreement, "Confidential Information" shall not include information disclosed by the Company to LHA which: (i) at the time of disclosure to LHA is already a matter of public knowledge; (ii) after disclosure to LHA becomes public knowledge by publication or otherwise, except by breach of these confidentiality provisions by LHA or its agents;
     (iii) is or becomes generally available to the public other than as a result of disclosure by LHA; (iv) is or becomes available to LHA on a non-confidential basis from a source other than the Company that is not under an obligation of confidentiality or is demonstrably within LHA's possession prior to its being furnished to LHA by the Company.

9. All materials and intellectual property associated therewith produced by LHA on behalf of the Company will be considered work made for hire and shall be the property of the Company with all rights granted to the Company. However, materials will not be returned to the Company until LHA's receipt of final payment. LHA shall assign all rights to such intellectual property to the Company, and shall at the reasonable request of the Company, during and after the term of this Agreement, assist and cooperate with the Company to obtain, maintain, perfect and enforce its rights to such intellectual property. These materials include all print collateral, as well as electronic documents such as fax lists and email lists.

10. Company hereby acknowledges that LHA shall rely upon the accuracy of all information provided by Company to it. Company assumes full and complete responsibility and liability for the financial and other information furnished to LHA for its use on your behalf hereunder and Company shall indemnify and hold harmless LHA from and against any demands, claims, or liability relating thereto except for any liability resulting from the gross negligence or willful misconduct of LHA satisfaction. Company shall pay LHA any amounts payable by LHA in settlement of any claims or in of any judgements resulting from LHA's use of any financial or other information furnished by Company in connection with the services rendered by LHA hereunder, together with all reasonable costs and expenses incurred in connection therewith, including without limitation, reasonable attorney's fees and costs of litigation, except for any liability resulting from the gross negligence or willful misconduct of LHA. In turn, LHA hereby acknowledges that LHA shall accurately utilize all information provided to it by the Company. LHA assumes full and complete responsibility and liability for its utilization of the financial and other information furnished by the Company and LHA shall indemnify and hold harmless Company from and against any demands, claims, or liability relating to its negligent use thereof. LHA shall pay Company any amounts payable by the Company in settlement of any claims or in satisfaction of any judgements resulting from LHA's negligent use of any financial or other information furnished to LHA in connection with the services rendered by LHA hereunder, together with all costs and expenses incurred in connection therewith, including without limitation, reasonable attorney's fees and costs of litigation.

11. LHA will not publicly distribute any material or other information about the Company without the Company's prior written consent.

12. LHA shall comply with all applicable federal and state securities laws, including, without limitation, Regulation FD promulgated under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934 as amended.

13. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter covered herein and all prior contemporaneous understandings; negotiations and agreements are herein merged.

14. The Agreement may not be altered, extended, or modified nor any of its provisions waived, except by a document in writing signed by the party against whom such alteration, modification, extension or waiver is sought to be enforced.

15. A waiver by either party of any breach, act or omission of the other party is not to be deemed a waiver of any subsequent similar breach, act or omission.

16. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of each of us and our respective successors and assigns.

17. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration in New York, New York in accordance with the rules of the American Arbitration Association, and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

     The arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association; provided, however, the Federal Rules of Evidence shall apply with regard to the admissibility of evidence. Within 30 days after receipt of such notice, the parties shall designate in writing one arbitrator to resolve the dispute; provided that if the parties cannot agree on an arbitrator within such 30 day period, the arbitrator shall be selected by the New York City office of the American Arbitration Association. Such person shall be a person with experience in matters related to the dispute arising under this Agreement and shall not be an affiliate employee, consultant, officer, director or stockholder of any party to this Agreement. Within 30 days after designation of the arbitrator and the parties shall meet at which time the parties shall be required to set forth in writing all disputed issues and proposed ruling on the merits of each such issue. The arbitrator shall set a date for hearing, which shall be no later than 45 days after the submission of written proposals. The arbitrator shall use his or her best efforts to rule on each disputed issue within 30 days after the completion of the hearings. The determination by the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties. The parties shall initially be responsible for their own costs and expenses associated with the arbitration; provided that, the losing party ultimately bear the cost of the arbitration and shall promptly reimburse the other party for all reasonable costs and expenses associated therewith. Notwithstanding the foregoing, nothing contained herein shall be construed to Limit the right of any party to seek injunctive relief with respect to an actual or threatened breach of this Agreement from a court of competent jurisdiction.

If the foregoing correctly states our understandings please execute the enclosed copies of this letter in the spaces provided below and return a duplicate to the undersigned. We look forward to a long and mutually successful relationship and to our association with your exciting company.

                                       Very truly yours,

                                       LIPPERT/HEILSHORN & ASSOCIATES, INC.

                                       By: /s/ Keith L. Lippert
                                          -----------------------------------
                                             Keith L. Lippert


                                       By: /s/ John W. Heilshorn
                                          -----------------------------------
                                             John W. Heilshorn


Agreed to and Approved
this 26th day of April 2002.
     ----        -----

SENESCO TECHNOLOGIES, INC.


By:  /s/ Bruce C. Galton
    ----------------------------------------

Title:  President & CEO
       -------------------------------------

                                   APPENDIX 1


                                   MEMORANDUM


TO:           CLIENTS

FROM:         LIPPERT/HEILSHORN & ASSOCIATES, INC.
              ACCOUNTING DEPARTMENT

SUBJECT:      IN-HOUSE EXPENSES




LHA provides documentation, in the form of receipts and back up, for all expenses incurred by Third-Party Vendors utilized on clients' behalf. In house expenses, including photocopying, local telephone, mailing list maintenance, and access to Bloomberg Business News on-line service are expenses, which are, incurred monthly by LHA on clients' behalf. The following is an explanation of these expenses for which documentation is not provided in monthly invoices.

PHOTOCOPYING
Photocopying costs are charged to clients at the rate of $0.15 per sheet of standard white paper and $0.20 per sheet of LHA bonded letterhead. This rate covers the costs of paper, machinery and photocopier operator utilized in the production of client informational kits, distribution of press releases, press articles, etc.

LOCAL TELEPHONE
Local telephone costs are charged to clients on a pro rated weighted basis. The partner's weighting of the average is determined by the client's activity during the billing period. These activities pertain to investor inquiries, telemarketing press releases, conference call marketing and investor meetings.

MAILING LIST
Mailing list costs reflect the up-keep of maintaining LHA's database and printing of client mailing lists on paper and/or labels for dissemination of press releases/articles and Fact Sheet mailings. These costs are charged at $40.00 per thousand, with a minimum of $40.00.

BLOOMBERG BUSINESS NEWS SERVICE
On-line access to Bloomberg Business News Service is allocated to clients at a rate of $150.00 per month.

THIRD - PARTY VENDORS
Due to the volume of business LHA provides to its vendors, the agency has been successful in obtaining volume discounts.

                                   APPENDIX 2


Listed below, are the hourly rates for LHA Principals and Staff whom, if required, will perform services outside of the scope of IR services outlined in Paragraph 2 of this Agreement:

o    Partner: $350
o    Managing Director/Group Leader $285
o    Vice President: $225
o    Assistant Vice President: $205
o    Senior Account Executive: $185
o    Account Executive: $135